            Project Greece

            Presentation to the Special Committee of the Board of Directors

            October 13, 2000

MORGAN STANLEY DEAN WITTER

Project Greece	Description of Key Transaction Terms

Overview of Terms

	Price	•	$8.00 cash tender offer by Schlumberger for all of Convergent's issued and outstanding shares
			—	Management/Employees have agreed to exchange existing stake in Convergent for approximately 26% stake in new company
			—	Cinergy to own approximately 2.3%

	Accounting Treatment	•	Purchase Accounting

	Tax Treatment	•	Taxable

	Tender Agreement	•	Major stockholders have agreed to tender shares, subject to being able to accept a superior acquisition proposal

	Definitive Agreement	•	Customary reps, warranties and covenants
		•	Closing conditions including
			—	Accuracy of reps and warranties
			—	If required, a stockholder vote
			—	Customary regulatory approvals
		•	Indemnification
			—	None
			—	Reps and warranties do not survive closing
		•	Employment agreements with certain Corinth employees

	Deal Protection	•	Fiduciary out
		•	Termination fee
			—	Approximately 3%
			—	Termination must be related to a superior acquisition proposal
			—	Expires after March 31, 2001

MORGAN STANLEY DEAN WITTER

Project Greece	Shareholder Composition

	Shareholders
	Shareholder	Shares	Total %

	Strategic Investors

	InSight Capital Partners	7,960	17.1

	UBS Capital Americas	7,960	17.1

	Goldman Sachs	2,304	5.0

	Cinergy Corporation	2,166	4.7

	Other	5,263	11.3

	Total	25,653	55.2

	Founders

	Glenn E. Montgomery	3,275	7.0

	Larry Engleken	2,766	5.9

	Mark Epstein	3,275	7.0

	Total	9,316	20.0

	Executive VP's & VP's	2,763	5.9

	Other Employees	680	1.5

	Public Float	5,000	10.8%

	Issued/Unvested Options	3,089	6.6

	Fully Diluted Shares o/s	46,501	100.0

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth — Financial Overview

	Trading Statistics(1)

	Market Capitalization ($MM)			225.1

	2000E P/E (x)(2)			121.0

	2001E P/E (x)(2)			30.3

	LT Growth (%)(3)			35.0

	Dividend Yield (%)			NM

	Income Statement $MM, except per share amounts
		2000E(3) Estimated	1999 Actual	1998 Actual

	Revenues	83.01	66.61	47.42

	EBITDA	3.09	8.66	4.99

	EBIT(4)	1.35	7.26	3.66

	Net Income(4)	(2.17)	(1.30)	5.62

	EPS (diluted)(4)	(0.01)	(0.09)	0.23

	Balance Sheet $MM
		6/30/00	12/31/99	12/31/98

	Cash and cash equivalents	8.87	1.60	4.96

	Net Fixed Assets	4.85	3.10	2.73

	Total Assets	43.23	26.71	17.98

	Stockholder's Equity	(1.49)	(11.04)	(28.82)

	Long Term Debt	22.93	21.75	0.00

	Statement of Cash Flows $MM
			1999 Actual	1998 Actual

	Net Income for Common(4)		(1.30)	5.62

	Operating Cash Flow		2.53	(1.80)

	Investing Cash Flow		(1.76)	(1.03)

	Financing Cash Flow		11.12	(0.01)

	Net Cash Flow		10.59	2.78

	Notes
	1. Reflects share price as of 10/11/00
	2. Based on cash EPS projections in Robertson Stephens Equity Research Report (08/29/00)
	3. Based on Robertson Stephens Equity Research Report (08/29/00)
	4. Excludes employee stock compensation expense and recapitalization costs

MORGAN STANLEY DEAN WITTER

Project Greece	Annotated Price and Volume Analysis Since IPO on August 1, 2000

Price
$
Volume
8.0
7.5
7.0
6.5
6.0
5.5
5.0
4.5
4.0
3.5
9,000,000
8,000,000
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
0
August 1, 2000
Initial public offering of 5,000,000 shares of common stock is priced at $7.00 per share
August 24, 2000
Corinth reports second quarter net loss of $0.04 per share, compared to net income of $0.07 per share for the same period last year
September 7, 2000
Corinth and Vignette Corporation, a leading supplier of eBusiness applications for building online businesses, announce an alliance to integrate the Vignette (TM) V/Series (TM) E-Business Platform into Corinth's Digital Utility (SM) and Government Gateway (SM) solutions
September 21, 2000
Corinth obtains a $2.1MM contract (effective through April 2001) to manage the deployment of a work management and supply chain system at Chicago's Commonwealth Edison (ComEd), one of the nation's largest utilities.
August 29, 2000
Robertson Stephens initiates coverage: Buy. Praises Corinth's focus on two huge vertical markets and its strong competitive position in these marketplaces. However, concerns over slowing dot-com demand and an extending sales cycle drive stock price down in the Internet Consulting sector. Viant's and IXL's negative earnings pre-announcements aggravate stock price further.
August 31, 2000
Stock price rises 23%. Corinth announces that it has signed $100 million in contracts during a six-month "quiet period" mandated by its IPO on August 1, 2000. More than 8.5 million shares are traded. The average trading volume for the company is about 50,000 shares.
September 14, 2000
Corinth and MDSI Mobile Data Solutions Inc. form a strategic alliance to add MDSI's wireless workforce management software to Corinth's energy delivery resource planning suite
01-Aug-2000
17-Aug-2000
05-Sep-2000
21-Sep-2000
11-Oct-2000
Volume
Price

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth Indexed Price Analysis Since August 1, 2000

Indexed Prices
140
120
100
80
60
40
20
0
01-Aug-00
17-Aug-00
05-Sep-00
21-Sep-00
11-Oct-00
NASDAQ Composite (14.03%)
Corinth (30.81%)
Comparable Companies(1) (60.52%)

Note 1. Comparable Companies include Scient, Viant, Sapient, Razorfish, iXL Enterprise, Proxicom, Diamond Technology Partners and Cambridge Technology Partners

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth Indexed Price Analysis Since September 13, 2000

Note 1. Comparable Companies include Scient, Viant, Sapient, Razorfish, iXL Enterprise, Proxicom, Diamond Technology Partners and Cambridge Technology Partners

MORGAN STANLEY DEAN WITTER

Project Greece	Summary of Equity Research Commentary

	Estimates
	Date	Firm	Recommendation	Price at Report $	Target Price $	2000E $	2001E $	5 Year Growth Rate %

	08/29/00	Robertson Stephens	Buy	7.00	N/A	0.04	0.16	35

	08/30/00	Wit Soundview	Buy	7.00	11.00	0.05	0.17	N/A

	Selected Analyst Commentary

	• "The market for Internet professional services within the U.S. utilities industry was $345MM in 1999 and is expected to grow to approximately $2Bn in 2003, with 30% of all utility business expected to be conducted on the Internet within the same time frame. Additionally, the market for Internet professional services within the U.S. local government market was approximately $500MM in 1999 and is estimated to reach approximately $2.8Bn in 2003. They provide Corinth with highly predictable and stable revenue streams"
	• "As a pure play in consulting to utilities and local governments, Corinth enjoys strong brand recognition in the marketplace"
	• "At 43.8x our 2001 cash EPS estimate, Corinth is trading at a significant discount to other iBuilders including Sapient, Proxicom and Predictive Systems"
	• "Given the highly specialized verticals for which Corinth does work, it can be difficult for the firm to find consultants with the necessary skill sets"
					Robertson Stephens (8/29/00)

	• "While the company does not grow as fast as the rest of Web Integration group, we believe the company should trade up to the average multiple for the group, 4.2X (2001E Revenues), or $11 over the next 12 months"
					Wit Soundview (8/30/00)

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth Versus Comparable Companies Sorted by Projected Five Year Growth Rate

• Corinth is currently projected to have a lower five year growth rate than all but one of its comparable  companies

— Corinth's depressed trading multiples reflect this below average projected growth rate

												Agg. Value/Sales (4)(5)(6)(7)
								LTM Net Inc. $MM (3)(4)	P/E Ratio (1)(3)(4)(5)(8)						CY2001E P/E / 5 Yr Growth x
		Est. 5 Yr Growth Rate % (1)	Current Price 10/11/00 $	Discount to LTM High %	Premium to LTM Low %	Market Value $MM (2)	LTM Revenue $MM (4)
	Company (fiscal year end)								LTM x	CY2000E x	CY2001E x	LTM x	CY2000E x	CY2001E x

	Internet Consulting Companies

	Scient (03/00)	52.5%	11.63	(91.3%)	2.2%	904	231	12	73.1	48.8	19.7	3.1	1.9	1.1	0.4

	Viant (12/99)	50.0%	5.19	(91.8%)	9.2%	275	112	17	16.1	51.9	22.6	0.9	0.6	0.4	0.5

	Razorfish (12/99)	50.0%	4.56	(92.0%)	2.1%	449	238	3	155.4	14.7	9.7	1.5	1.2	0.8	0.2

	iXL Enterprises (12/99)	50.0%	3.00	(94.9%)	2.1%	227	361	(65)	N.M.	N.M.	N.M.	0.3	0.3	0.3	N.M.

	Proxicom (12/99)	50.0%	12.44	(81.6%)	2.6%	714	142	5	131.2	59.2	40.1	4.3	2.9	1.9	0.8

	Sapient (12/99)	45.0%	29.94	(60.4%)	41.3%	3,724	381	45	81.9	65.1	49.1	9.1	6.9	4.9	1.1

	Diamond Technology Partners (03/00)	40.0%	46.38	(56.8%)	55.9%	1,161	163	17	68.2	47.3	33.7	6.0	3.9	2.7	0.8

	Cambridge Technology Partners (12/99)	25.0%	3.81	(85.9%)	29.8%	240	621	(46)	N.M.	N.M.	10.9	0.2	0.2	0.2	0.4

	Mean	45.3%		(81.8%)	18.1%				87.6	47.8	26.5	3.2	2.2	1.5	0.6

	Median	50.0%		(88.6%)	5.9%				77.5	50.3	22.6	2.3	1.5	0.9	0.5

	Corinth (12/99)	35.0%	4.84	(37.5%)	21.1%	225	76	(6)	N.M.	N.M.	36.6	3.1	2.9	2.1	1.0

	Notes
	1. Estimates from I/B/E/S
	2. Market Value includes exercisable options outstanding using treasury method
	3. Earnings exclude amortization of deferred stock compensation and other extraordinary and one-time charges
	4. Financial data based on latest available public information
	5. Estimates calendarized to December year end
	6. Aggregate Market Value defined as Market Value plus Total Debt plus Preferred Stock plus Minority Interest less Cash
	7. Revenue estimates from publicly available MSDW research, or most recent comparable research. Corinth revenue estimates from Robertson Stephens equity research
	8. Corinth EPS estimates from Robertson Stephens equity research

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth Valuation Summary Transaction Valuation

Equity Value Per Share[1]
$

$8.00 Offer Price
Comparable Companies Analysis
$3.00
$5.00
Comparable Companies Analysis with a 50% Control Premium
$4.50
$7.50
Precedent Transactions Analysis
$7.00
$9.00
$0
$5
$10
$15

Note
1. Based upon 46.5 million fully-diluted shares outstanding

MORGAN STANLEY DEAN WITTER

Project Greece	Implied Historical Transaction Premium Analysis

• The consideration reflects a 14% - 69% premium to Corinth's stock price over pre-announcement trading periods	Period Ending 10/11/00		Price	Implied Premium to Offer

		$

	10/11/00		4.84	65.16%

	5-Day Average		4.86	64.74%

	10-Day Average		4.73	69.31%

	30-Day Average		4.74	68.77%

	Average since IPO (8/1/00)		5.63	42.06%

	IPO Price		7.00	14.29%

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth Valuation Matrix Valuation Based on Comparable Company Trading Multiples

	($MM, except share price data)
				Agg. Value/			Equity Value/
	Price Per Share	Implied Equity Value(1)	Implied Agg. Value(2)					2001E P/E / 5 Yr Growth
				LTM Revenue	2000E Revenue(3)	2001E Revenue(3)	2001E Net Income(4)

				$76.1	$83.0	$113.0	$6.2	35%

	2.50	116.3	106.3	1.4x	1.3x	0.9x	18.8x	0.5x

	3.00	139.5	129.5	1.7x	1.6x	1.1x	22.5x	0.6x

	3.50	162.8	152.8	2.0x	1.8x	1.4x	26.3x	0.8x

	4.00	186.0	176.0	2.3x	2.1x	1.6x	30.0x	0.9x

	4.50	209.3	199.3	2.6x	2.4x	1.8x	33.8x	1.0x

	5.00	232.5	222.5	2.9x	2.7x	2.0x	37.5x	1.1x

	5.50	255.8	245.8	3.2x	3.0x	2.2x	41.3x	1.2x

	6.00	279.0	269.0	3.5x	3.2x	2.4x	45.0x	1.3x

	6.50	302.3	292.3	3.8x	3.5x	2.6x	48.8x	1.4x

	7.00	325.5	315.5	4.1x	3.8x	2.8x	52.5x	1.5x

	7.50	348.8	338.8	4.5x	4.1x	3.0x	56.3x	1.6x

	8.00	372.0	362.0	4.8x	4.4x	3.2x	60.0x	1.7x

	8.50	395.3	385.3	5.1x	4.6x	3.4x	63.8x	1.8x

	9.00	418.5	408.5	5.4x	4.9x	3.6x	67.6x	1.9x

	9.50	441.8	431.8	5.7x	5.2x	3.8x	71.3x	2.0x

	10.00	465.0	455.0	6.0x	5.5x	4.0x	75.1x	2.1x

	10.50	488.3	478.3	6.3x	5.8x	4.2x	78.8x	2.3x

	11.00	511.5	501.5	6.6x	6.0x	4.4x	82.6x	2.4x

	11.50	534.8	524.8	6.9x	6.3x	4.6x	86.3x	2.5x

	Notes
	1. Based on 46.5 million fully-diluted shares outstanding
	2. Aggregate value based on 6/30/2000 balance sheet, adjusted for Corinth's initial public offering
	3. Based on Robertson Stephens Equity Research Report (08/29/00)
	4. Based on Robertson Stephens Equity Research Report (08/29/00). Net income excludes employee stock compensation expense and recapitalization

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth Valuation Matrix Valuation Based on Values Paid in Selected Transactions

	($MM, except share price data)
					% Premium to Average Unaffected Market Price(3)	Agg. Value/
	Price Per Share	Implied Equity Value(1)	Implied Agg. Value(2)
				% Premium to IPO Price		LTM Revenue	LTM Operating Income

				$7.00	$5.63	$76.1	$5.3

	2.50	116.3	106.3	-64%	-56%	1.4x	20.0x

	3.00	139.5	129.5	-57%	-47%	1.7x	24.4x

	3.50	162.8	152.8	-50%	-38%	2.0x	28.8x

	4.00	186.0	176.0	-43%	-29%	2.3x	33.1x

	4.50	209.3	199.3	-36%	-20%	2.6x	37.5x

	5.00	232.5	222.5	-29%	-11%	2.9x	41.9x

	5.50	255.8	245.8	-21%	-2%	3.2x	46.3x

	6.00	279.0	269.0	-14%	7%	3.5x	50.7x

	6.50	302.3	292.3	-7%	15%	3.8x	55.0x

	7.00	325.5	315.5	0%	24%	4.1x	59.4x

	7.50	348.8	338.8	7%	33%	4.5x	63.8x

	8.00	372.0	362.0	14%	42%	4.8x	68.2x

	8.50	395.3	385.3	21%	51%	5.1x	72.5x

	9.00	418.5	408.5	29%	60%	5.4x	76.9x

	9.50	441.8	431.8	36%	69%	5.7x	81.3x

	10.00	465.0	455.0	43%	78%	6.0x	85.7x

	10.50	488.3	478.3	50%	86%	6.3x	90.1x

	11.00	511.5	501.5	57%	95%	6.6x	94.4x

	11.50	534.8	524.8	64%	104%	6.9x	98.8x

	Note
	1. Based on 46.5 million fully-diluted shares outstanding
	2. Aggregate value based on 6/30/2000 balance sheet, adjusted for Corinth's initial public offering
	3. Average price from IPO date, 8/1/00, through 10/11/00

MORGAN STANLEY DEAN WITTER

Project Greece	Precedent Transactions Analysis Premiums Paid in Selected Technology Services Transactions

	($MM)
								Aggregate Value /						Premium Paid
	Date Announced	Acquiree / Acquiror Business Description	Transaction Summary	Equity Value	Aggregate Value	LTM P/E		LTM Rev.		LTM Oper. Inc.		Number of Employees		Price 1 Month Prior
	9/11/00	Cluster Consulting/Diamond Technology Partners Spain based wireless digital technology company	$44MM cash and 13.9MM DTPI stock	$930.0	$930.0	57.3	x(1)	6.8	x(2)	NA		$1.86	(3)	NA
	8/17/00	Smallworldwide/GE UK based supplier of spatial technology and network solutions for the global marketplace with focus in the utilities, communications, and public systems industries.	Cash tender offer for all Smallworldwide common stock at $20 per share.	210.0	199.2	179.5		6.5		116.5	x	0.40		73.9%
	6/20/00	AppNet / Commerce One Provider of end-to-end e-business solutions, from interactive marketing to back-office integration.	Fixed exchange ratio of 0.8	1,505.0	1,454.2	NM		10.8		NM		1.39		109.0
	6/13/00	Cereus Technology Partners / Eltrax Systems Provider of Solutions involving technology, outsourcing, focusing on integrated business solutions for middle-market companies. The Company offers Web-centric solutions that bridge the gap between core financial and specialized horizontal applications. Provides enterprise resource planning, connectivity and custom application development.	Eltrax will issue 1.67 shares for each share of Cereus. Cereus will invest $5MM in Eltrax in the form of convertible subordinate notes prior to closing. Closing conditioned on Cereus having $12 - 13MM at closing.	122.3	106.6	NM		32.4		NM		1.67		-5.1
	6/20/00	Policy Management Systems / Computer Sciences Corporation Provider of enterprise and electronic commerce application software, professional services, and outsourcing designed to meet the needs of the global insurance and related financial services industries.	100% cash offer for 100% of the outstanding shares.	569.4	704.8	NM		1.1		NM		0.12		80.3	(4)
	3/22/00	Metamor Worldwide / PSINet A leading provider of information technology services with a broad and diverse service offering. Delivers value-added services through a combination of geographic presence, industry focus and specialized technology practices with major delivery capabilities in e-commerce.	PSINet will pay 0.9 shares of stock for each Metamor share held.	1,592.0	1,850.3	38.9		1.8		19.1		0.40		121.4

	Notes
	1. Press release (09/12/00) announced that Cluster Consulting generated $16.23MM in earnings in the fiscal year 1999.
	2. Press release (09/12/00) announced that Cluster Consulting generated $136 MM in revenues in the fiscal year 1999.
	3. Press release (09/12/00) announced that Cluster Consulting employed approximately 500 people in the fiscal year 1999.
	4. February 24, 2000 stock price of PMS used to calculate Premium paid to one month prior, since, the first bid, from Welsh, Carson, Anderson & Stowe, was announced on March 30, 2000.

MORGAN STANLEY DEAN WITTER

Project Greece	Precedent Transactions Analysis (Cont'd) Premiums Paid in Selected Technology Services Transactions

	($MM)
								Aggregate Value /					Premium Paid
	Date Announced	Acquiree / Acquiror Business Description	Transaction Summary	Equity Value	Aggregate Value	LTM P/E		LTM Rev.		LTM Oper. Inc.		Number of Employees	Price 1 Month Prior
	12/13/99	USWeb/CKS / Whittman-Hart Professional services firm with expertise in business strategy, marketing, communications, and Internet technology solutions. USWeb provides intranet, extranet, and web site solutions, as well as marketing communications programs.	Stock for stock merger of equals with fixed exchange ratio of 0.8650 Whittman-Hart common shares per common share of USWeb.	$8,426.2	$8,290.8	284.0	x	14.3	x	246.5	x	$4.23	76.1%
	10/5/99	Tessera Enterprise Systems, Inc. / iXL Enterprises Boston-based consulting and software company specializing in building marketing-focused databases and providing enterprise relationship management solutions.	Consideration of 3.4 million iXL shares, 200,000 iXL options plus $2MM in cash.	117.7	125.7	227.2		5.5		270.4		0.97	NA
	8/10/99	International Network Services / Lucent Provider of network consulting and software solutions.	Fixed exchange ratio of 0.8473 Lucent common shares per common share of INS.	3,284.3	3,228.6	149.0		11.9		71.1		2.04	25.4
	8/10/99	I-Cube / Razorfish Provides technology solutions, specializing in consulting, electronic business and transformation services. Utilizes a set of tools and methodologies, known as "I-structure," to provide solutions.	Fixed exchange ratio of 0.875 Razorfish shares for each share of I-Cube.	626.5	589.2	62.6		11.8		44.9		NA	15.3
	7/30/99	Mitchell Madison Group / USWeb/CKS Leading strategic management consulting firm formed in 1994 as a result of buyout by partners at A.T. Kearney. The Company's functional practices include sourcing, marketing, technology, and risk management.	Consideration of 14.4MM USWeb/CKS common shares (valued at $308MM), released as follows: 50% at closing and up to 25% on each of the first and second anniversaries, based on certain MMG partner retention targets.	308.3	312.5	20.6		1.6		12.6		NA	NM
	6/21/99	Conduit / I-Cube Provides information-technology consulting, such as teaching companies like American Express Co. how to market and sell over the Internet.	I-Cube will issue 3.26MM shares (including the assumption of 0.86MM in stock options/convertible notes).	58.7	58.7	NA		4.3		NA		NA	NM
	6/25/99	Think New Ideas / AnswerThink Consulting Group Provides marketing, technology, and interactive solutions to Fortune 500 and other clients. The company's integrated solutions include the development of several proprietary Internet and Intranet tools and applications.	0.700 shares of AnswerThink common stock for each share of Think New Ideas common stock outstanding.	216.5	209.1	NM		4.1		NM		0.59	40.0

MORGAN STANLEY DEAN WITTER

Project Greece	Precedent Transactions Analysis (Cont'd) Premiums Paid in Selected Technology Services Transactions

	($MM)
								Aggregate Value /					Premium Paid
	Date Announced	Acquiree / Acquiror Business Description	Transaction Summary	Equity Value	Aggregate Value	LTM P/E		LTM Rev.		LTM Oper. Inc.		Number of Employees	Price 1 Month Prior
	4/5/99	Banctec / Welsh Carson Anderson & Stowe Worldwide systems integration and services company specializing in transaction management solutions for banking, financial services, insurance, healthcare, government, utility, telecom and retail industries.	97% interest for $18.50 per Banctec share in cash.	$364.21	$497.21	NM		0.8	x	76.5	x	$0.12	23.8%
	3/9/99	Data Base, Inc. / Iron Mountain Inc. Privately held service provider in the data security services industry. Services comprised primarily of off-site data security services and data recovery support services.	Total consideration of $116MM comprised of cash, assumed debt, and IMTN common stock.	116.0	116.0	16.8		4.4		13.3		NA	NM
	2/8/99	Computer Mgmt. Sys., Inc. / Computer Associates Int'l., Inc. Custom develops cutting-edge IT solutions specializing in Internet development and business process re-engineering.	CA will purchase in a tender offer all outstanding CMSI shares for a cash price of $28 per share of common stock.	435.6	425.4	35.0		4.7		23.0		0.47	73.6
	10/19/98	BRC Holdings Inc. / Affiliated Computer Services Provides specialized information technology services primarily to local governments and health-care institutions. The Company's products and services include informaion systems and services, government records management and consulting services.	Cash tender offer for all outstanding BRC Holdings' stock at a price of $19.00 per share.	284.0	165.7	38.7		1.5		21.3		0.17	15.2
	8/10/98	ATEC Group / IAT Multimedia, Inc. System integrator and provider of a full spectrum of value added support and services to corporate, government and educational markets. ATEC also offers computer hardware, software, connectivity devices, multimedia products, data communications and Internet and Intranet solutions.	Exchange ratio of 1.000 based on an assumed $10/share market price of IAT common stock.	62.8	69.6	26.7		0.5		17.9		0.58	49.8

				Mean:		94.7	x	6.9	x	77.8	x	1.07	53.7%
				Median:		48.1		4.5		34.0		0.58	49.8%

MORGAN STANLEY DEAN WITTER

Project Greece	Corinth Shareholder Composition

Shares on Public Float[1]

%

Retail Shareholder Base 16.0%
Pilgrim Baxter & Associates 10.0%
Wall Street Assoc. 10.0%
Chartwell Investment Partner 10.0%
Morgan Stanley Dean Witter 8.0%
Van Wagoner Capital Mgmt 5.0%
Symphony Asset Mgmt 4.5%
CIM Portfolio Advisors 4.0%
Royce & Associates 4.0%
Oxford/CB/Endeavor 4.0%
Eclipse Asset Mgmt 4.0%
O33 Asset 4.0%
Other(2) 16.5%

Note
1. Total of 5,000,000 shares, comprising 10.8% of total shares outstanding as of 08/01/00

2. Other includes State Street Research & Mgmt., Olympic Holdings LLC, Unterberg Harris Capital, Furman Selz Capital Management, California Public Empl. Ret.Sys.,Integral Capital Partners, Constitution Research & Mgmt., Viewpoint Investment Partner,and KB.

MORGAN STANLEY DEAN WITTER